         AGREEMENT
      (Third Round Funding)

THIS AGREEMENT, made and entered into this 30th day of September, 1996, by and between RICHARD S HUSON, hereinafter referred to as "Lender", and CASINOVATIONS INCORPORATED, a Washington corporation, (hereinafter referred to as "Borrower") and RANDY D. SINES, a married person, and CHERYL L. FORTE, a married person (Randy D. Sines and Cheryl L Forte hereinafter collectively referred to as "Grantors"). Lender, Borrower, and Grantors, hereinafter collectively referred to as "Parties".

WHEREAS, Parties desire to enter into a Third Round Funding contract to lend money and grant proxies on the terms and conditions provided herein, and

NOW THEREFORE, for valuable consideration the receipt and sufficiency of which is hereby acknowledged, IT IS AGREED AS
FOLLOWS.

I. Lender hereby agrees to lend to Borrower upon request of Borrower and Borrower hereby borrows from Lender up to the sum of Five Hundred Thousand and no/100 Dollars ($500,000.00) on terms and conditions contained herein and on the attached Exhibit "A" Promissory Note. Parties acknowledge Lender's prior Loan to Borrowers of $150,000.00 is paid in full and the Stock Pledge and Security Agreements between the Parties are fully completed and performed contracts and Lenders' prior Loan (Exhibit "B") for $300,000.00 has been fully assigned to Grantors by Lender with full rights and remedies as provided for in the January 15, 1996 Funding Agreement and Note, except as otherwise provided for herein..

2. In the event the Exhibit "A" Note has not been fully repaid by Borrower by December 31, 1997 Borrower grants to Lender, subject to the terms and conditions of this Agreement and the pre-emptive rights of all Shareholders, the option to convert Exhibit "A" Loan to Borrower's common voting shares at S.82 per share. Said option must be exercised by Lender declaring paid in full the Exhibit "A" Note and by Lender notifying Borrower in writing of Lender's intent to exercise the option on or before January 31, 1998.

3. Provided that Grantors or their spouses each receive at least $I 0.000.00 per month from Borrower (such amounts to be paid first from salaries, second from accrued salaries and third from interest and/or principal payments on the Exhibit "B" $300,000 00 Loan due Grantors by Borrower), the Parties agree the Exhibit "A" Note will be repaid before or concurrent with the $300,000.00 Loan payable by Borrower to Grantor per F-exhibit "B" except that the Exhibit "B", $300,000.00 Loan may be paid as Provided above. This provision to pay Exhibit "E" Note concurrent with or after Exhibit "A" Note shall tenant January 1, 1998. The Exhibit "A" Note shall be due and payable, without demand, on December 31, 1997 except Note principal and interest due may be converted to stock in Borrower as provided herein. Furthermore, Borrower agrees to pay J'5% of cash proceeds received from equity financing of Borrower as payment on Note within five (5) days of receipt of cash proceeds by Borrower,

4. If any legal action or other probing is brought for the enforcement of this Agreement, or because of an alleged dispute, break default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover from the losing party reasonable attorney's fees and other costs incurred in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

5. The terms and conditions of this Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto, their respective heirs, personal representatives, successors and assigns.

6. Parties agree to execute any and all documents required by this Agreement or to effect the intent of this Agreement. Each party has consulted or has been advised to consult independent legal counsel and has had sufficient time to do so. Douglas J- Brajcich P.C. represents only Borrower.

7. This Agreement may be executed in any number of counterparts and/or by facsimile (fax) each of which will be deemed to be an original and all of which together will constitute a single agreement.

8 . Every provision of this Agreement is subject to and conditioned upon the pre-emptive rights of all Borrower's shareholders-

9. No Shares have been registered with the Securities and Exchange Commission under the Securities Act of 19'@3, as amended, or under the securities acts of Washington, Oregon, Nevada, or under an), other state securities laws. B), acquiring any Shares, the acquiring party represents that